Exhibit 22
Subsidiary Issuer of Guaranteed Securities
The senior notes listed below are issued by Amrize Finance US LLC, a wholly-owned subsidiary of Amrize Ltd (“Amrize”), and are guaranteed by Amrize.
3.500% Senior Notes due 2026
4.750% Senior Notes due 2046
4.600% Senior Notes due 2027
4.700% Senior Notes due 2028
4.950% Senior Notes due 2030
5.400% Senior Notes due 2035
7.125% Senior Notes due 2036
6.875% Senior Notes due 2039
6.500% Senior Notes due 2043
4.200% Senior Notes due 2033